EXHIBIT 99.1

                           MINDEN BANCORP, INC.
                         415 MAIN * P. O. Box 797
                      MINDEN, LOUISIANA  71058-0797
                  _____________________________________
                      318-377-0523   TELEPHONE
                            318-377-0038 FAX
                           www.mblminden.com



                             PRESS RELEASE
                             -------------
Release Date:

For Further Information:
May 03, 2004                                   A. David Evans, President/CEO
                                               318-377-0523
                                               E-mail-mbldavid@shreve.net

                                                      Or

                                               Becky T. Harrell, Treasurer/CFO
                                               318-377-0523
                                               E-mail-mblbecky@shreve.net


MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 1st QUARTER OF FISCAL 2004,
              ITS SEVENTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - May 03, 2004-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended March 31, 2004 of $313,000 or $.21 per diluted share, as compared to net income of $246,000 for the quarter ended March 31, 2003. The $67,000 or 27.2% increase was primarily due to a $189,000 or 24.05% increase in net interest income to $975,000 for the three months ended March 31, 2004. The increase reflects the substantial increase in the loan portfolio and investment securities, which growth was funded in large part by deposit growth and borrowings as well as the net proceeds of the Company's public stock offering which was completed in July, 2002. Offsetting in part the growth in net interest income were increased operating expenses.

At March 31, 2004, Minden Bancorp, Inc. had total assets of $104.5 million, a 27.67% increase from total assets of $81.9 million at March 31, 2003. The increase primarily reflected the substantial growth of both the loan and the investment securities portfolios. Such growth was funded by increased deposits and borrowings as well as the proceeds of the Company's public stock offering.

At March 31, 2004, stockholders' equity amounted to $18.6 million or $13.43 per share compared to $17.8 million or $12.70 per share at March 31, 2003.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 94 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.




















                                    2

                            MINDEN BANCORP, INC.

                  UNAUDITED CONDENSED STATEMENTS OF INCOME
                    (In thousands except per share data)


                                                           Three Months
                                                               Ended
                                                             March 31,
                                                         ----------------
                                                          2004      2003
                                                         -------   ------
Interest income, including fees                           $1,350   $1,185

Interest expense                                             375      399
                                                         -------   ------
Net interest income                                          975      786

Provision for loan losses                                      0        0

Other operating income                                        72       61

Operating expenses                                           572      465
                                                         -------   ------
Income before income taxes                                   475      382

Income tax expense                                           162      136
                                                         -------   ------
Net income                                                  $313     $246
                                                         =======   ======

Basic earnings per share                                   $0.23    $0.17
                                                         =======   ======

Fully diluted earnings per share                           $0.21    $0.17
                                                         =======   ======


                            MINDEN BANCORP, INC.

                    UNAUDITED SELECTED FINANCIAL DATA
                              (In thousands)



                                                   March 31,     March 31,
                                                   --------      --------
                                                     2004          2003
                                                   --------      --------

Total assets                                       $104,496       $81,896

Cash and cash equivalents                             2,581         2,196

Investment securities                                40,111        20,913

Loans receivable - net                               57,545        55,023

Deposits                                             68,396        59,138

Total borrowings                                     16,500         4,000


Total stockholders' equity                           18,574        17,831